Exhibit 3.5

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4298 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment

  (PURSUANT TO NRS 78.385 and 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.590 – After Issuance of Stock)

1. Name of corporation:

INCA Designs, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

This Certificate of Amendment amends the Amended Articles of Incorporation by:

(a) reverse splitting the outstanding shares of the Corporation’s Common Stock one-for-twenty;

(b) maintaining the par value of the Corporation’s Common Stock as $.0001; and

(c) increasing the number of shares of Common Stock the Corporation is authorized to issue 1,000,000,000.

The text of the Articles as amended are as follows:

The first paragraph of Article 4 is amended to read as follows:

“The total number of shares of stock of all classes which the Corporation has authority to Issue is 1,010,000,000 shares, of which 1,000,000,000 shares shall be common stock, with a par value of $.0001 per shares (“Common Stock”), and 10,000,000 shares shall be preferred stock, with a par value of $.0001 per share “Preferred Stock”).”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor the amendment is: 3,157,800

4. Effective date of filing (optional):	5/7/07
[ILLEGIBLE]

5. Officer Signature (Required):

“If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	[ILLEGIBLE]